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                                                                     Exhibit 5.1


                HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN
                           A Professional Corporation
                            Three Embarcadero Center
                            San Francisco, CA  94111
                                 (415) 434-1600


                                  May 5, 2000


The Charles Schwab Corporation
120 Kearny Street
San Francisco, CA  94108

Dear Ladies and Gentlemen:

          You have requested our opinion as counsel for The Charles Schwab Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by the Company, of up to $750,000,000 of debt securities (the "Debt Securities").

          We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on the date of this opinion (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws of the Company and the Senior Indenture and Senior Subordinated Indenture entered into as of July 15, 1993, and supplemented on June 29, 1999, by and between the Company and The Chase Manhattan Bank (formerly Chemical Bank) as trustee (each, an "Indenture"). In addition, we have examined such corporate records, certificates and other documents (of which we are aware) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

          Based on the foregoing examination, we are of the opinion that the issuance of the Debt Securities has been duly authorized by appropriate corporate action of the Company, and when the Debt Securities have been duly established, completed, executed, authenticated and delivered in accordance with the relevant Indenture and sold as described in the Registration Statement, any amendment thereto, the prospectus and
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supplement thereto, the Debt Securities will be legal, valid and binding obligations of the Company entitled to the benefits of such Indenture.

          In connection with this opinion, we have assumed the following: (a) the authenticity of the original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed; (d) the due authorization, execution and delivery on behalf of the respective parties thereto of the documents referred to herein and, except for the Debt Securities, the legal, valid and binding nature thereof with respect to such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. We have not independently verified such assumptions.

          We express no opinion as to laws other than the substantive laws of the State of California (without regard to conflicts-of-laws or choice-of-law principles), the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case to the extent applicable and not excepted from the scope of the opinions expressed above.

          Our opinion that any document is legal, valid and binding is qualified as to:

          (a) the effect of bankruptcy, reorganization, arrangement, fraudulent transfer or conveyance, moratorium, insolvency or other similar laws or court decisions relating to or affecting the rights of creditors generally;

          (b) equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance or injunctive relief), regardless of whether codified by statutes and regardless of whether considered in a proceeding in equity or at law or whether codified by statute;

          (c) the effect of Section 1670.5 of the California Civil Code, which provides that a court may refuse to enforce a contract or limit the application thereof or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made;

          (d) the unenforceability of any indemnity obligation to the extent that such obligation does not satisfy the requirements of Section 2772, et seq.
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of the California Civil Code and judicial decisions thereunder or otherwise violates public policy;

          (e) the unenforceability of any provision purporting to require the award of attorneys' fees, expenses or costs, where such provision does not satisfy the requirement

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of Section 1717, et seq. of the California Civil Code and judicial decisions
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thereunder or otherwise violates public policy;

          (f) limitations imposed by California law and court decisions relating to the strict enforcement of certain covenants in contracts absent a showing of damage or increased risk to the party seeking enforcement (such covenants may include, without limitation, covenants to provide reports or notices and covenants restricting rights of assignment);

          (g) the unenforceability of provisions purporting to waive rights, claims, demands, liabilities or defenses to obligations, known or unknown, suspected or unsuspected, where such waivers are contrary to applicable law or against public policy;

          (h) the unenforceability of provisions prohibiting waivers that are not in writing to the extent that Section 1698 of the California Civil Code permits oral modifications that have been performed;

          (i) the unenforceability, under certain circumstances, of provisions of agreements to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy; and

          (j) the unenforceability under certain circumstances of provisions which purport to govern forum selection or consent to jurisdiction.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto.

                                    Very truly yours,

                                    Howard, Rice, Nemerovski, Canady,
                                             Falk & Rabkin
                                    A Professional Corporation


                                    /S/  Lawrence B. Rabkin
                                    --------------------------------
                                         Lawrence B. Rabkin


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